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                                                                      EXHIBIT 99

HBO & COMPANY SUBSIDIARIES
As of August 8, 1995

HBO & Company of Georgia
HBO & Company (UK) Limited
HBO & Company Canada Ltd.
HBO & Company (VI), Inc.
Data-Med Computer Services Limited
Pegasus Medical LTD
First Data Health Systems Corporation
First Data Health Systems (Australia), Pty. Ltd.
First Data Health Systems (U.K.), Ltd.
First Data Health Systems (Ireland), Ltd.
First Data Health Systems Training Services Ltd.